Exhibit 10.1
2011 ORRSTOWN FINANCIAL SERVICES, INC.
STOCK INCENTIVE PLAN

(as amended and restated effective April 26, 2022)

The purpose of the 2011 Orrstown Financial Services, Inc. Stock Incentive Plan (the “Plan”) is to provide (i) designated officers (including officers who are also directors) and other designated employees of Orrstown Financial Services, Inc., a Pennsylvania corporation (the “Company”), and its subsidiaries, and (ii) non-employee members of the board of directors of the Company and its subsidiaries, with additional incentive to further the success of the Company by (a) further aligning the interests of the participants with those of the Company’s shareholders; (b) enhancing the ability of the Company to attract, retain and motivate persons who may be expected to make important contributions to the Company; (c) promoting the alignment of pay with performance through the granting of stock based incentives; and (d) facilitating an ownership culture in which participants have the opportunity to participate in the value created by the Company.
Article 1.    Administration
1.1    The Committee. The Plan shall be administered and interpreted by a committee (the "Committee"), which shall consist of (i) either the board of directors of the Company (the “Board”) or (ii) two or more directors appointed by the Board, all of whom (unless the Board determines otherwise) shall be "non-employee directors" of the Board as defined under Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act") and "outside directors" as defined under section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and related Treasury regulations. The Board, in its discretion, may appoint separate committees to administer the Plan with respect to a designated portion of participants (e.g., participants subject to Section 16 of the Exchange Act or Section 162(m) of the Code). If the Board does not appoint a committee to administer all or any portion of the Plan, then the Board shall be the Committee.
1.2    Determinations with respect to Grants. The Committee shall have the sole authority to (i) determine the individuals to whom Grants (as defined in Section 2.1) shall be made under the Plan, (ii) determine the type, size and terms of the Grants to be made to each such individual, (iii) determine the time when the Grants will be made and the duration of any applicable exercise or restriction period, including the criteria for vesting and the acceleration of vesting, (iv) accelerate the vesting of any Grants and reduce or waive any restrictions on the exercise or vesting of any Grants, and (v) deal with any other matters arising under the Plan. The Committee may, if it so desires, base any of the foregoing determinations upon the recommendations of management of the Company.
1.3    Action by the Committee. A majority of the Committee shall constitute a quorum thereof, and the actions of a majority of the Committee at a meeting at which a quorum is present, or actions unanimously approved in writing by all members of the Committee, shall be actions of the Committee.
1.4    Delegation. The Committee may appoint one of its members to be chairman and any person, whether or not a member of the Committee, to be its secretary or agent. Furthermore, the Committee may delegate any ministerial duties in connection with the Plan to one or more officers of the Company.
1.5    Interpretation of Plan. The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, to waive requirements relating to formalities or other matters that do not modify the substance of rights of Grantees (as defined in Section 4.2) or constitute a material amendment of the

Plan, to correct any defect or supply any omission of the Plan or any Grant Instrument (as defined in Section 2.2) and to reconcile any inconsistencies in the Plan or any Grant Instrument. The Committee's interpretations of the Plan and all determinations made or actions taken by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interests in the Plan or in any awards granted hereunder. All powers of the Committee shall be exercised in its sole discretion, in the best interest of the Company and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.
1.6    No Liability. No member of the Committee shall be liable for any act or omission (whether or not negligent) taken or omitted in good faith, or for the good faith exercise of any authority or discretion granted in the Plan to the Committee, or for any act or omission of any other member of the Committee.
1.7    Costs. All costs incurred in connection with the administration and operation of the Plan shall be paid by the Company. Except for the express obligations of the Company under the Plan and under Grants (as defined in Section 2.1) in accordance with the provisions of the Plan, the Company shall have no liability with respect to any Grant, or to any Grantee or any transferee of shares of Company Stock (as defined in Section 3.1) from any Grantee, including, but not limited to, any tax liability, capital losses, or other costs or losses incurred by any Grantee, or any such transferee.
Article 2.    Grants
2.1    Type of Grants. Incentives under the Plan shall consist of grants of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, deferred stock units and performance shares (hereinafter collectively referred to as "Grants").
2.2    Grant Instruments. All Grants shall be subject to the terms and conditions set forth herein and to those other terms and conditions consistent with the Plan as the Committee deems appropriate. Each Grant shall be evidenced by a written instrument (the “Grant Instrument”) specifying the number of shares of Company Stock to which it relates and containing such other terms and conditions as the Committee shall approve that are not inconsistent with the Plan. Grants under a particular section of the Plan need not be uniform as among the grantees. The Committee shall have the authority to waive any condition of an outstanding Grant or amend an outstanding Grant, provided that an amendment of an existing Grant may not be made without the consent of the Grantee if such amendment would have an adverse effect on the rights of the Grantee.
Article 3.    Shares Subject to the Plan
3.1    Number of Shares. Set forth below are the numbers of shares of Company Stock in each of the following categories as of the Amendment Date. The maximum number of shares of Company Stock available for issuance under the Plan after the Amendment Date shall be 1,281,920, subject to adjustment pursuant to Section 3.2 of the Plan.

Category	Amount
Shares granted and vested under the Plan	411,007
Shares subject to awards under the Plan, but not yet vested	336,433
Shares remaining available for awards under the Plan before this amendment	134,480
Maximum shares available for grant prior to this amendment	881,920
Increase in shares available for grant as a result of this amendment	400,000
Maximum shares under the Plan after this amendment	1,281,920

Notwithstanding anything in the Plan to the contrary, the maximum aggregate number of shares of Company Stock that shall be subject to Grants made under the Plan to any one individual during any calendar year shall be 50,000. The shares may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Grants under the Plan terminate, expire, or are cancelled, forfeited, exchanged or surrendered without Company Stock being delivered pursuant thereto, or if any shares of Restricted Stock (as defined in Section 7.1) are forfeited, the shares subject to such Grants, including forfeited shares, shall again be available for purposes of the Plan.
3.2    Anti-Dilution Adjustments. If there is any change in the number or kind of shares of Company Stock outstanding by reason of a stock dividend, recapitalization, stock split, or combination or exchange of shares, or a merger, reorganization or consolidation in which the Company is the surviving corporation, or a reclassification or by reason of any other extraordinary or unusual events affecting the outstanding Company Stock as a class without the Company's receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced due to the Company's payment of an extraordinary dividend or distribution, the kind of shares, the maximum number of shares of Company Stock available for Grants, the maximum number of shares of Company Stock that may be subject to Grants to any one individual under the Plan in any calendar year, the number of shares covered by outstanding Grants, and the price per share or the applicable fair market value of such Grants shall be equitably adjusted by the Committee to reflect any increase or decrease in the number or kind of issued shares of Company Stock to preclude the enlargement or dilution of rights and benefits under such Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated by rounding any portion of a share equal to .500 or greater up, and any portion of a share equal to or less than .500 down, in each case to the nearest whole number. For purposes of this Section 3.2, "shares of Company Stock" and "shares" include referenced shares with respect to SARs (as defined in Section 6.1) Deferred Stock Units (as defined in Section 7.2.1) and Performance Shares (as defined in Section 8.10). The adjustments determined by the Committee shall be final, binding and conclusive. Notwithstanding the foregoing, no adjustment shall be authorized or made pursuant to this Section to the extent that such authority or adjustment would cause any incentive stock option to fail to comply with Section 422 of the Code.
Article 4.    Eligibility for Participation
4.1    Eligible Participants.
        4.1.1    All employees of the Company and its present or future subsidiaries ("Employees"), including Employees who are officers or members of the Board, shall be eligible to participate in the Plan.
        4.1.2    Members of the board of directors of the Company or members of the board of directors of any subsidiary of the Company, who are not employees of the Company or any of its subsidiaries ("Non-Employee Directors”) also shall be eligible to participate in the Plan and may receive Grants in the discretion of the Committee; provided, however, that only Employees shall be eligible to receive Incentive Stock Options (as defined in Section 5.1.1).
    4.1.3    For purposes of the Plan the term “subsidiary” shall mean an entity controlled by the Company directly, or indirectly through one or more intermediaries.
4.2    Selection of Grantees. The Committee shall select the individuals to receive Grants and determine the number of shares of Company Stock subject to a particular Grant in such manner as the Committee determines. Any individuals who receive Grants under this Plan shall hereinafter be referred to as "Grantees".

Article 5.    Granting of Options
5.1    Type of Option and Price.
        5.1.1    The Committee may grant options intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code ("Incentive Stock Options") or options which are not intended to so qualify ("Nonqualified Stock Options") or any combination of Incentive Stock Options and Nonqualified Stock Options (hereinafter collectively the "Stock Options"), all in accordance with the terms and conditions set forth herein.
    5.1.2    The purchase price of Company Stock subject to a Stock Option shall be determined by the Committee and shall not be less than 100% of the Fair Market Value (determined in accordance with Section 5.1.3) of a share of such Stock on the date such Stock Option is granted.
    5.1.3    For purposes of the Plan, if the Company Stock is traded in a public market, then the Fair Market Value per share shall be, if the principal trading market for the Company Stock is a national securities exchange or The NASDAQ Stock Market, the last reported sale price thereof on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, or, if the Company Stock is not principally traded on an exchange or market which reports last sale price data, then the average of the mean between the last reported "bid" and "ask" prices each day over the five trading days preceding the relevant date, as reported on NASDAQ or, if not so reported, as reported by the applicable customary reporting service or market (including the Over the Counter Bulletin Board or the Pink Sheets). If the Company Stock is not traded in a public market or subject to reported transactions or quotations as set forth above, the Fair Market Value per share shall be as determined by the Committee; provided, however, that no determination of Fair Market Value with respect to an Incentive Stock Option shall be inconsistent with Section 422 of the Code or the regulations thereunder.
5.2    Option Term. The Committee shall determine the term of each Stock Option; provided, however, that the term of a Stock Option shall not exceed ten years from the date of grant.
5.3    Exercisability of Options. Stock Options shall become exercisable in accordance with the terms and conditions determined by the Committee, in its sole discretion. The Committee, in its sole discretion, may accelerate, in whole or in part, the exercisability of any or all outstanding Stock Options at any time for any reason. In addition, all outstanding Stock Options automatically shall become fully and immediately exercisable upon a Change of Control or Ownership (as defined in Section 11.1).
5.4    Vesting of Options and Restrictions on Shares.
    5.4.1    The vesting period for Stock Options shall commence on the date of grant and shall end on the date or dates, determined by the Committee, that shall be specified in the Grant Instrument.
    5.4.2    Notwithstanding any other provision of the Plan, except as otherwise provided by the Committee in the Grant Instrument, all outstanding Stock Options shall become immediately exercisable upon the earliest to occur of the following, if at such time the Grantee is an Employee or a Non-Employee Director: (i) the Grantee's death or Disability (as defined in Section 5.6.4), or (ii) the occurrence of a Change of Control or Ownership.

5.5    Manner of Exercise.
    5.5.1    A Grantee may exercise a Stock Option which has become exercisable, in whole or in part, by delivering a duly completed notice of exercise, in such form as is acceptable to the Committee, to the Secretary or other officer of the Company designated by the Committee, with accompanying payment of the option price in accordance with Section 5.7 below.
    5.5.2    Unless otherwise provided by the Committee, such notice may instruct the Company to deliver shares of Company Stock due upon the exercise of the Stock Option to any registered broker or dealer previously approved or designated by the Committee ("Designated Broker") in lieu of delivery to the Grantee. The Committee may suspend the ability of a Grantee to exercise a Stock Option through a Designated Broker at any time that the Committee, in its sole discretion, determines appropriate.
5.6    Termination of Employment or Service.
    5.6.1    General. Except as provided below, a Stock Option may only be exercised while the Grantee is employed by the Company or a subsidiary of the Company or is serving as a Non-Employee Director of the Company or a subsidiary of the Company.
    5.6.2    Nonqualified Stock Options. In the event of a Grantee’s termination of employment or service for any reason other than death, Disability or Retirement or following a Change of Control or Ownership, the Nonqualified Stock Options shall be exercisable only as to those shares that were immediately purchasable on the date of termination and only for a period of three (3) months following termination or for such other period as the Committee shall establish in its sole discretion. If the Grantee’s termination of employment or service is due to death, Disability or Retirement or following a Change of Control or Ownership, all Nonqualified Stock Options held by the Grantee shall vest and become immediately exercisable upon such event and shall be thereafter exercisable by the Grantee or the Grantee’s legal representative or beneficiaries, as applicable, for a period of two (2) years following the date of such event, provided that in no circumstance shall the period extend beyond the expiration of the Nonqualified Stock Option term set forth in the Grant Instrument.
    5.6.3    Incentive Stock Options. In the event of a Grantee’s termination of employment for any reason other than death, Disability or Retirement or following a Change of Control or Ownership, the Grantee’s Incentive Stock Options shall be exercisable only as to those shares that were immediately purchasable by such Grantee at the date of termination and only for a period of three (3) months following termination. In the event of a termination of a Grantee’s employment due to death, Disability or Retirement or following a Change of Control or Ownership, all Incentive Stock Options held by such Grantee shall vest and become immediately exercisable and shall thereafter be exercisable by the Grantee or the Grantee’s legal representative or beneficiaries, as applicable, for a period of two (2) years following the date of such cessation of employment, provided, however, that any such Option shall not be eligible for treatment as an Incentive Stock Option in the event such Option is exercised more than three (3) months following the date of Grantee’s Retirement or termination of employment following a Change of Control or Ownership; and provided further, that no Option shall be eligible for treatment as an Incentive Stock Option in the event such Option is exercised more than one (1) year following termination of employment due to Disability; and provided further, in order to obtain Incentive Stock Option treatment for Options exercised by heirs or devisees of a deceased Grantee, the Grantee’s death must have occurred while employed or within three (3) months of termination of employment. Notwithstanding anything herein to the contrary, in no event shall the period within which an Incentive Stock Option may be exercised extend beyond the expiration of the Option term set forth in the Grant Instrument.

    5.6.4    Definitions. For purposes of the Plan: (i) the term "Company" shall include the Company's subsidiaries; (ii) the term "Disability" or "Disabled" shall mean any physical or mental impairment which qualifies an individual for disability benefits under the applicable long-term disability plan maintained by the Company, or, if no such plan applies, which would qualify such individual for disability benefits under the long-term disability plan maintained by the Company, if such individual were covered by that plan, or, if no such plan exists, as determined in good faith by the Committee; and (iii) “Retirement” or “Retired” shall mean a termination of employment which constitutes a “retirement”, whether normal or otherwise, under any applicable qualified retirement plan maintained by the Company, or, if no such plan is applicable, which would constitute “retirement”, as determined by the Committee, in its sole discretion, or, in the case of a Non-Employee Director, the Grantee ceases to be such after attaining the age of 65 or such other age as shall be established by the Committee.
5.7    Payment of Option Price. The Grantee shall pay the option price specified in the Grant Instrument in cash, including through the broker assisted cashless exercise procedure described in Section 5.5.2. With the approval of the Committee, the Grantee also may pay the option price specified in the Grant Instrument by delivering shares of Company Stock owned by the Grantee (including Company Stock acquired in connection with the exercise of a Stock Option, subject to such restrictions as the Committee deems appropriate) and having a Fair Market Value on the date of exercise equal to the option price or through a combination of cash and shares of Company Stock owned by the Grantee. Unless permitted by the Committee, no tendered shares of Company Stock which were acquired by the Grantee pursuant to, or upon the previous exercise of, a Grant under the Plan, or an award under any other award plan of the Company or its subsidiaries, shall be accepted in payment unless the Grantee has held such shares (without restriction imposed by the applicable plan or award) for at least six months prior to delivery in payment. Subject to Article 15, the Grantee shall pay the option price and the amount of withholding tax due, if any, at the time of exercise. Shares of Company Stock shall not be issued or transferred upon exercise of a Stock Option until the option price is fully paid and any required withholding obligations are satisfied.
5.8    Limits on Incentive Stock Options.
    5.8.1    Each Incentive Stock Option shall provide that, to the extent that the aggregate Fair Market Value of the Company Stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year under the Plan or any other stock option plan of the Company exceeds $100,000, then such option as to the excess shall be treated as a Nonqualified Stock Option.
    5.8.2    An Incentive Stock Option shall not be granted to any participant who is not an Employee of the Company or any "subsidiary" within the meaning of Section 424(f) of the Code.
    5.8.3    An Incentive Stock Option shall not be granted to any Employee who, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any "parent" or "subsidiary" of the Company within the meaning of Section 424(e) and (f) of the Code, unless the option price per share is not less than 110% of the Fair Market Value of Company Stock on the date of grant and the option exercise period is not more than five years from the date of grant.
    5.8.4    No Incentive Stock Option granted under this Plan is transferable expect by will or the laws of descent and distribution and is exercisable during the Grantee’s lifetime only by the Grantee.
5.9    Notice of Disposition; Withholding; Escrow. A Grantee of an Incentive Stock Option shall immediately notify the Company in writing of any sale, transfer, assignment or other disposition

(or action constituting a disqualifying disposition within the meaning of Section 421 of the Code) of any shares of Company Stock acquired through exercise of an Incentive Stock Option, within two (2) years after the grant of such Incentive Stock Option or within one (1) year after the acquisition of such shares, setting forth the date and manner of disposition, the number of shares disposed of and the price at which such shares were disposed of. The Company shall be entitled to withhold from any compensation or other payments then or thereafter due to the Grantee such amounts as may be necessary to satisfy any withholding requirements of Federal (including payroll taxes) or state law or regulation and, further, to collect from the Grantee any additional amounts which may be required for such purpose. The Committee may, in its sole discretion, require shares of Company Stock acquired by an Optionee upon exercise of an Incentive Stock Option to be held in an escrow arrangement for the purpose of enabling compliance with the provisions of this Section 5.9.
5.10    No ISO Warranty. The Company makes no warranty that Stock Options granted under this Plan that are intended to qualify as Incentive Stock Options will, in fact, so qualify or that any qualification will not be lost in the future, including by acts or omissions of the Company or the Committee or by other cause. If a Stock Option granted hereunder for any reason fails for whatever reason to comply with the provisions of Section 422 of the Code, and such failure is not or cannot be cured, such Option shall be a Nonqualified Stock Option.
5.11    No Repricing; No Automatic Option Grants (Reloads). Without prior approval of the shareholders, the Company may not:
(a)    Cancel a previously granted Stock Option in exchange for cash or a replacement Grant with a lower (or no) exercise price;
(b)    Provide for any automatic grant of a new Stock Option upon a Grantee’s exercise of any Stock Option granted under the Plan; or
(c)    Amend a Stock Option to lower the exercise price, except for adjustments required or otherwise made under Section 3.2 or 10.2, or take any other action that could constitute a repricing.
Article 6.    Stock Appreciation Rights
6.1    General Requirements. The Committee may grant stock appreciation rights ("SARs") to any Grantee (i) independently or (ii) in tandem with, any Stock Option, for all or a portion of the applicable Stock Option. Tandem SARs may be granted, either at the time the Stock Option is granted or at any time thereafter while the Stock Option remains outstanding; provided, however, that in the case of an Incentive Stock Option, such tandem rights may be granted only at the time of the Grant of such Stock Option. Unless the Committee determines otherwise, the base price of each SAR shall be equal to the greater of (i) the exercise price of the related Stock Option, if any, or (iii) the Fair Market Value of a share of Company Stock as of the date of grant of such SAR.
6.2    Exercise.
    6.2.1    No SAR shall be exercisable more than 10 years after the date of its grant.
6.2.2    A SAR not granted in tandem with a Stock Option will become exercisable at such time or times, and on such terms and conditions, as the Committee shall specify. Unless the Committee provides otherwise in the Grant Instrument, the provisions of Article 5 applicable to Nonqualified Stock Options including, without limitation, those related to exercise upon termination of employment or service, shall be applicable to non-tandem SARs; provided, however, that all such SARs shall become immediately exercisable upon the occurrence of a Change of Control or Ownership of the Company.
6.2.3    A SAR granted in tandem with a Stock Option will be exercisable only at such time or times, and to the extent, that the related Stock Option is exercisable and will be exercisable only in accordance with the exercise procedure for the related Stock Option. Upon the exercise of a Stock Option, the SARs relating to the Company Stock covered by the related Stock Option shall terminate. Upon the exercise of SARs, the related Stock Option shall terminate to the extent of an equal number of shares of Company Stock.
6.3    Value of SARs. Upon a Grantee's exercise of some or all of the Grantee's SARs, the Grantee shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash, Company Stock or a combination thereof. The stock appreciation for a SAR is the difference between the base price of the SAR as described in Section 6.1 and the Fair Market Value of the underlying Company Stock on the date of exercise of such SAR.
6.4    Form of Payment. Upon exercise of an SAR, payment shall be made in the form of shares of Company Stock, valued at their Fair Market Value on the date of exercise, in cash, or in a combination thereof, as the Committee, in its sole discretion, shall determine. Payment by the Company of SARs shall be subject to withholding of applicable taxes in accordance with Article 14.
Article 7.    Restricted Stock and Deferred Stock Units
7.1    Restricted Stock. The Committee may issue or transfer shares of Company Stock to an eligible participant under a Grant ("Restricted Stock"), upon such terms, conditions and restrictions as the Committee deems appropriate. The following provisions are applicable to Grants of Restricted Stock:
    7.1.1    Restricted Stock may be issued for cash consideration or for no cash consideration, at the sole discretion of the Committee. The Committee shall establish conditions under which restrictions, if any, on the transfer of shares of Restricted Stock shall lapse over a period of time or according to such other criteria as the Committee deems appropriate. The period of time during which the Restricted Stock will remain subject to restrictions will be designated in the Grant Instrument as the "Restriction Period."
    7.1.2    If the Grantee ceases to be employed by the Company or, in the case of a Non-Employee Director, to serve or be engaged as such, during a period designated in the Grant Instrument as the Restriction Period, or if other specified conditions are not met, the Grant of Restricted Stock shall terminate as to all shares covered by the Grant as to which restrictions on transfer have not lapsed and those shares of Restricted Stock must be immediately returned to the Company. The Committee may, however, in its sole discretion, provide for complete or partial exceptions to this requirement as it deems appropriate, including, without limitation, upon death, Disability or Retirement.
    7.1.3    During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of Restricted Stock to which such Restriction Period applies except to a Successor Grantee under Article 10. Each certificate for a share of Restricted Stock shall contain a legend giving appropriate notice of the restrictions. The Grantee shall be entitled to have the legend removed from the stock certificate or certificates covering any of the shares subject to restrictions when all restrictions on such Restricted Stock have lapsed.
    7.1.4    During the Restriction Period, unless the Committee determines otherwise, (i) the Grantee shall have the right to vote shares of Restricted Stock, and (ii) dividend equivalent shares will accrue on the shares of Restricted Stock, as well as any dividend equivalent shares accrued pursuant to this Section 7.1.4, representing the right to receive additional shares of Company Stock, or payment in cash of the Fair Market Value thereof, credited as of the applicable dividend payment date, subject to any restrictions deemed appropriate by the Committee. Unless otherwise provided by the Committee, shares of Company Stock shall be issued or payment in cash of the Fair Market Value thereof shall be made in payment of dividend equivalent shares on the date when all of the restrictions shall have lapsed on the Restricted Stock as to which such dividend equivalent shares were accrued. The Grantee shall have the right, subject to any restrictions then existing as to the Restricted Stock, to receive the proceeds of the Restricted Stock in any stock split, reverse stock split, recapitalization or other change in the capital structure of the Company, which proceeds shall automatically and without need for any other action become Restricted Stock and be delivered as provided in Article 16.
    7.1.5    Except as provided by Article 16, all restrictions imposed on Restricted Stock shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of any conditions imposed by the Committee. The Committee may determine, as to any or all Restricted Stock, that all the restrictions shall lapse without regard to any Restriction Period. All restrictions on all Restricted Stock shall automatically and immediately lapse upon a Change of Control or Ownership.
7.2    Deferred Stock Units.
    7.2.1    The Committee may grant a participant the right to receive (i) one or more shares of Company Stock to be delivered in the future, or (ii) a cash payment equal to the Fair Market Value of one or more shares of Company Stock as of a date in the future (a “Deferred Stock Unit”), as the Committee may determine. Delivery of the Company Stock or payment of the applicable cash amount, as the case may be, will take place at such time or times, and on such terms and conditions, as the Committee may determine, as set forth in the Grant Instrument. The Committee may provide at the time of the grant of a Deferred Stock Unit that the stock to be delivered will be Restricted Stock pursuant to Section 7.1. The Committee may at any time accelerate the time at which delivery of all or any part of the Company Stock or payment of the applicable cash amount will take place; provided, however, that unless otherwise provided by the Committee at the time of grant, the time of delivery of the Company Stock or payment of the applicable cash amount will automatically accelerate to the date of a Change of Control or Ownership.
    7.2.2    Grantees of Deferred Stock Units shall have no voting rights with respect to shares of Company Stock underlying the Deferred Stock Units unless and until such shares are reflected as issued and outstanding shares on the Company’s stock ledger and, until such time, may not sell, assign, transfer, pledge or otherwise dispose of Deferred Stock Units or the underlying shares of Company Stock.
    7.2.3    Unless other provided by the Committee, shares of Company Stock underlying Deferred Stock Units, as well as any dividend equivalent shares accrued pursuant to this Section 7.2.3 shall, until paid or distributed to a Grantee, accrue dividend equivalent shares, which shall be credited as of the applicable dividend payment date. Unless otherwise provided by the Committee, shares of Company Stock shall be issued or payment in cash of the Fair Market Value thereof shall be made in payment and satisfaction of dividend equivalent shares on the date when the Deferred Stock Units as to which such dividend equivalent shares are accrued are paid or shares of Company Stock are distributed in satisfaction thereof.
7.3    Tax Withholdings. Delivery of Company Stock pursuant to this Article 7 shall be subject to withholding of applicable taxes in accordance with Article 15.

Article 8.    Performance Shares
8.1    Grant.    The Committee may grant Performance Shares to such participants as it may select in its sole discretion, on such terms and conditions as the Committee shall determine, in its discretion, as expressly set forth in, or as required by, this Plan and the Grant Instrument.
8.2    Performance Goals. The Committee shall set Performance Goals which, depending on the extent to which they are met during a Performance Period, will determine the number of Performance Shares that will be delivered to the Recipient at the end of the Performance Period. The Performance Goals shall be set at threshold, target and maximum performance levels, with the number of Performance Shares to be delivered tied to the degree of attainment of the various performance levels under the various Performance Goals during the Performance Period. No payment shall be made with respect to a Performance Share if the threshold performance level is not attained.
8.3    Beneficial Ownership. The Grantee of any Performance Shares shall not have any beneficial ownership in any Performance Shares subject to such Grant or any shares of Company Stock underlying such Performance Shares unless and until such shares are reflected as issued and outstanding on the Company’s stock ledger and, until such time, may not sell, assign, transfer, pledge or otherwise dispose of Performance Shares or any shares underlying Performance Shares.
8.4    Determination of Achievement of Performance Goals. The Committee shall, promptly after the date on which the necessary financial, individual or other information for a particular Performance Period becomes available, determine and certify the degree to which each of the Performance Goals have been attained.
8.5    Payment of Performance Shares. After the applicable Performance Period has ended, the Grantee of Performance Shares shall be entitled to payment based on the performance level attained with respect to the Performance Goals applicable to the Grant of Performance Shares. Unless deferred in accordance with Section 8.9, Performance Shares shall be settled as soon as practicable after the Committee determines and certifies the degree of attainment of Performance Goals for the Performance Period. The Committee shall have the discretion and authority to make adjustments to any Grant of Performance Shares in circumstances where, during the Performance Period: (a) a Grantee leaves the Company or any subsidiary and is subsequently rehired; (b) a Grantee transfers between positions with different Performance Goals; (c) a Grantee transfers to a position not eligible to participate in the Grant; (d) a Grantee becomes eligible, or ceases to be eligible, for another incentive offered by the Company or any subsidiary; (e) a Grantee is on a leave of absence; and (f) similar circumstances deemed appropriate by the Committee, consistent with the purpose and terms of this Plan, provided, however, that the Company shall not be authorized to increase the amount of any Grant of Performance Shares to a Covered Employee that would otherwise be payable if the amount was intended to be a Qualified Performance Based Award.
8.6    Payments to Recipients. Subject to the terms and conditions of the Grant Instrument, payment to a Grantee with respect to a Grant of Performance Shares may be made (a) in shares of Company Stock, (b) in cash in an amount equal to the Performance Shares’ Fair Market Value on the date the Performance Shares are settled, or (c) any combination of cash and shares of Company Stock, as the Committee shall determine at any time in its sole discretion.
8.7    Limitation of Rights. A Grantee of a Grant of Performance Shares is not entitled to any rights as a holder of shares of Company Stock underlying Performance Shares (e.g. voting rights and dividend rights), prior to the receipt of such shares pursuant to the Plan. No dividend equivalent shares will be accrued with respect to Performance Shares.

8.8    Withholding. The Company may withhold in accordance with Article 15 any amounts necessary to collect any withholding taxes upon any taxable event relating to Performance Shares.
8.9    Deferral of Delivery of Shares or Payout. At the time of a Grant of Performance Shares (or at such earlier or later time as the Committee determines to be appropriate in light of Code Section 409A) the Committee may permit the Grantee to elect to defer delivery of the shares of Company Stock underlying the Performance Shares, or payment of cash with respect to such Performance Shares, in accordance with such rules and procedures established by the Committee. Such rules and procedures shall take into account potential tax treatment under Code Section 409A.
8.10    Definitions. For purposes of the Plan, the following terms shall have the indicated meanings:
“Covered Employee” has the meaning set forth in Code Section 162(m)(3).
“Performance Goals” means the pre-established objective performance goals established by the Committee for each Performance Period. The Performance Goals may be based upon the performance of the Company, of any subsidiary, or a division or unit thereof, or of an individual Grantee, or groups of Grantees, using one or more of the Performance Measures selected by the Committee. Separate Performance Coals may be established by the Committee for the Company or a subsidiary, or division or unit thereof, or an individual or groups of individuals, and different Performance Measures may be given different weights. The Performance Goals shall include one or more threshold Performance Goals under which no portion of the Performance Shares shall become vested, be transferred, retained, or the value of which is to be paid as provided by this Plan and the Grant Instrument, if the threshold goals or goals are not achieved.
“Performance Measures” means one or more of the following criteria, on which Performance Goals may be based, each a “Performance Measure”: (a) return on equity, (b) return on assets, (c) revenues, (d) net income, (e) earnings per share, (f) net operating profit, (g) non-interest income growth, (h) economic profit, (i) loan growth, (j) deposit growth, (k) stockholder value added or economic value added, (l) stock price or total stockholder return, (m) return on investment, (n) non-interest income to total revenue ratio, (o) net interest margin, (p) net charge-off ratio, (q) reserve coverage of non-performing loans, (r) market share, (s) productivity ratios, (t) regulatory compliance, (u) satisfactory internal or external audits, (v) capital and expense management, (w) achievement of risk management objectives, (x) efficiency ratio, (y) the ratio of non-performing assets to total assets and (z) the ratio of non-performing loans to total loans. Performance Measures may be applied on a pre-tax or post-tax basis, and be based upon the performance of the Company, of any subsidiary, or a division or unit thereof, or of an individual Grantee or groups of Grantees. Performance Measures may be applied on an absolute basis or in relation to a peer comparison group or index. The Committee may, at time of grant, in the case of a Grant intended to be a Qualified Performance Based Award and in the case of other Grants, at any time, provide that the Performance Goals for such Grant may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual nonrecurring gain or loss.
“Performance Period” means that period established by the Committee during which the attainment of Performance Goals specified by the Company with respect to a Grant of Performance Shares is to be measured. A Performance Period may be a 12-month period or a longer or shorter period.
“Performance Share” means the right to receive a share of Company Stock or the Fair Market Value of a share of Company Stock, as the case may be, upon attainment of specified Performance Goals.

“Qualified Performance Based Award” means a Grant to a Covered Employee which is intended to provide “qualified performance-based compensation” within the meaning of Code Section 162(m). For any Performance Period for which a Grant is intended to be a Qualified Performance Based Award, Performance Goals shall be established by the Committee no later than 90 days after the beginning of the Performance Period to which the Performance Goals pertain and while the attainment of the Performance Goals is substantially uncertain, and in any event no later than the date 25% of the Performance Period has elapsed.
Article 9.    Minimum Vesting for Full-Value Awards
9.1    Minimum Vesting Requirements. Except in the case of substitute awards or awards granted as an inducement to join the Company as a new employee to replace forfeited awards from a former employer, any “full-value” award (generally defined as an award, other than an Option or SAR, that is valued on the basis of Company Stock) granted under the Plan to an Employee will either (i) be subject to a minimum vesting period of three years (which may include graduated vesting within such three-year period), or one year if the vesting is based on performance criteria other than continued service, or (ii) be granted solely in exchange for foregoing cash compensation. Notwithstanding the foregoing, the Compensation Committee may permit acceleration of vesting of such awards in the event of the Grantee’s death, Disability or Retirement, or upon a Change of Control or Ownership.
Article 10.    Transferability of Grants

10.1    Limitation. During a Grantee’s lifetime, only the Grantee may exercise rights under a Grant and Grants may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, except by will or by the laws of descent and distribution or, with respect to Grants other than Incentive Stock Options, if permitted in any specific case by the Committee, in its sole discretion.
10.2    Successor Grantee. When a Grantee dies, the representative or other person entitled to succeed to the rights of the Grantee may exercise such rights. A successor Grantee must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee's will or under the applicable laws of descent and distribution.
Article 11.    Change of Control or Ownership of the Company
11.1    Change of Control or Ownership. As used herein, a "Change of Control or Ownership" shall be deemed to have occurred if:
(a)    any one person, or more than one person acting as a group (as determined in 26 CFR 1.409A-3(i)(5)(v)(B)), acquires ownership of Company Stock that, taken together with stock held by such person or group, constitutes more than 50% of the total voting power or total Fair Market Value of Company Stock then outstanding;
(b)    (i) any one person, or more than one person acting as a group (as determined under 26 CFR 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the twelve-month period ending on the most recent acquisition by such person or group) ownership of Company Stock possessing 30% or more of the total voting power of Company Stock or (ii) a majority of the Company’s Board of Directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board of Directors prior to the date of election; or

(c)    any one person, or more than one person acting as a group (as determined under 26 CFR 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.
The existence of any of the foregoing events shall be determined based on objective standards and in complete accordance with the requirements of Code Section 409A and 26 CFR 1.409A-3(i)(5) so that any accelerated distribution resulting from a Change in Control or Ownership does not result in a violation of Code Section 409A.
11.2    Business Combination Transaction. Any agreement to which the Company or any of its subsidiaries is a party which provides for any merger, consolidation, share exchange, or similar transaction of the Company with or into another corporation or other association whereby the Company is not to be the surviving or parent corporation shall provide, without limitation, for the assumption of any outstanding Grants by the surviving corporation or association or its parent and all outstanding Grants shall be subject to such agreement. In any case where Grants are assumed by another corporation, appropriate equitable adjustments as to the number and kind of shares or other securities and the purchase or exercise price(s) shall be made.
Article 12.    Amendment and Termination of the Plan
12.1    Amendment. The Board may amend, suspend or terminate the Plan at any time, in its discretion, subject to any required shareholder approval or any shareholder approval which the Board deems advisable for any reason, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under tax, securities or other laws or satisfying any stock listing requirement.
12.2    Termination of Plan. The Plan shall terminate on April 30, 2028, unless terminated earlier by the Board or unless extended by the Board with the approval of the shareholders.
12.3    Termination and Amendment of Outstanding Grants. A termination, suspension or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Committee acts under Section 16.2 hereof. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 18.2 hereof or may be amended by agreement of the Company and the Grantee consistent with the Plan.
12.4    Plan Provisions Binding. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns. In the event of any conflict between the Plan and any Grant Instrument, the Plan shall control.
Article 13.    Funding of the Plan
13.1    Unfunded Plan. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under the Plan. In no event shall interest be paid or accrued on any Grant, including unpaid installments of Grants.

Article 14.    Rights of Participants
14.1    No Right to Grant. Nothing in this Plan shall entitle any Grantee or other person to any claim or right to receive a Grant under the Plan.
14.2    No Right to Employment or Retention. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Company or any subsidiary of the Company or any other employment or retention rights.
14.3    No Restriction on Company. Nothing contained in the Plan shall be construed to (i) limit the right of the Company to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees of the Company or any subsidiary of the Company, or for other proper corporate purpose, or (ii) limit the right of the Company to grant stock options or make other awards outside of the Plan.
Article 15.    Withholding of Taxes
15.1    Right to Withhold. The Company shall have the right to deduct from all Grants paid in cash, or from other wages paid to an employee of the Company, any federal, state or local taxes required by law to be withheld with respect to such cash awards and, in the case of Grants paid in Company Stock, the Grantee or other person receiving such shares shall be required to pay to the Company the amount of any such taxes which the Company is required to withhold with respect to such Grants or the Company shall have the right to deduct from other wages paid to the employee by the Company the amount of any withholding due with respect to such Grants. The Company also may withhold or collect amounts with respect to a disqualifying disposition of shares of Company Stock acquired pursuant to exercise of an Incentive Stock Option.
15.2    Withholding Rules and Procedures. The Committee is authorized to adopt rules, regulations or procedures related to tax withholding, including provision for the satisfaction of a tax withholding obligation, by the retention of shares of Stock to which the Grantee would otherwise be entitled pursuant to a Grant or by the Grantee’s delivery of previously owned shares of Company Stock or other property.
Article 16.    Requirements for Issuance of Shares
16.1    Compliance with Law. The obligations of the Company to offer, sell, issue, deliver or transfer Company Stock under the Plan shall be subject to all applicable laws, regulations, rules and approvals, including, but not by way of limitation, the effectiveness of any registration statement under applicable securities laws if deemed necessary or appropriate by the Company. The Company’s obligation to offer, sell, issue, deliver or transfer its shares under the Plan is further subject to the approval of any governmental authority required in connection therewith and is further subject to the Company receiving, should it determine to do so, the advice of its counsel that all applicable laws and regulations have been complied with. Certificates for shares of Company Stock issued hereunder may be legended as the Committee shall deem appropriate.
16.2    Restrictions on Grants. The Committee shall have the right to condition any Grant made to any Grantee hereunder on such Grantee's undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof and certificates representing such shares may be legended to reflect any such restrictions.

16.3    Share Certificates. Certificates representing shares of Company Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations and other obligations of the Company, including any requirement that a legend or legends be placed thereon.
16.4    No Fractional Shares. No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
Article 17.    Forfeiture
17.1    Misconduct. Notwithstanding anything to the contrary in the Plan, if the Committee finds, after consideration of the facts presented on behalf of the Company and the involved Grantee, that the Grantee has been engaged in fraud, embezzlement, theft, commission of a felony, or dishonesty in the course of the Grantee’s employment by or service with the Company or any subsidiary, or that the Grantee has disclosed trade secrets of the Company or its affiliates, or that the Grantee has intentionally failed to perform the individual’s stated duties, and that such actions have damaged the Company or any subsidiary in any significant manner, in the discretion of the Committee, then the Grantee shall forfeit all rights under and to all unexercised Grants, and under and to all Grants to the Grantee with respect to which the Company has not yet delivered payment or certificates for shares of Stock (as the case may be), all of which Grants and rights shall be automatically canceled.
17.2    Finality of Committee Decision. The decision of the Committee as to the cause of the Grantee’s discharge from employment with the Company and any subsidiary shall be final for purposes of the Plan, but shall not affect the finality of the Grantee’s discharge by the Company of subsidiary for any other purposes. The preceding provisions of this Section 17 shall not apply to any Incentive Stock Option to the extent such application would result in disqualification of the stock option as an incentive stock option under Sections 421 and 422 of the Code.
Article 18.    Miscellaneous

18.1    Substitute Grants. The Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company or any of its subsidiaries in substitution for a stock option or restricted stock grant made by such corporation ("Substituted Stock Incentives"). The terms and conditions of the substitute grant may vary from the terms and conditions required by the Plan and from those of the Substituted Stock Incentives. The Committee shall prescribe the provisions of the substitute grants.
18.2    Section 16 Limitations. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. The Committee, as it deems advisable, may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation.
18.3    Ownership of Stock. A Grantee or successor Grantee shall have no rights as a shareholder with respect to any shares of Company Stock covered by a Grant until the shares are issued or transferred to the Grantee or successor Grantee on the stock transfer records of the Company.
18.4    Headings. Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

18.5    Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall exclusively be governed by and determined in accordance with the law of the Commonwealth of Pennsylvania.
18.6    Code Section 409A. Grants are intended to be exempt from the definition of “nonqualified deferred compensation” within the meaning of Code Section 409A, and this Plan and Grants made hereunder shall be interpreted accordingly; provided that to the extent any Grant or payment under this Plan or under any Grant constitutes “nonqualified deferred compensation,” then this Plan and the Grant are intended to comply with Code Section 409A and shall be interpreted accordingly.
Article 19.    Effective Date of the Plan
    19.1    The Plan was originally effective on May 3, 2011, and amended and restated on May 1, 2018. The “Amendment Date” shall mean April 26, 2022, the date of this amendment and restatement.